EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

Subsidiary corporations that serve as general partners of limited partnerships are listed with those partnerships.


Name of subsidiary                   Type of         Jurisdiction of
                                     entity          organization

Pittsfield Investors Limited     limited partnership   Delaware
 Partnership

B-3 Limited Partnership          limited partnership   Delaware

Berkshire B-3 Inc.               corporation           Delaware
 (general partner)

Sunnyside Cogeneration           limited partnership   Delaware
  Partners,

L.P.RW Monterey, Inc. (general   corporation           Delaware
 partner)

Pump Services Company, L.P.      limited partnership   Delaware

Ridgewood Pump Services
 Corporation                     corporation           Delaware